Exhibit 99.1
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USG CORPORATION REACHES AGREEMENT TO RESOLVE
ASBESTOS PERSONAL INJURY CLAIMS IN CHAPTER 11
Agreement Paves Way to Exit Bankruptcy in 2006
Berkshire Hathaway to Backstop $1.8 billion Stockholder Rights Offering
Company Continues to Support FAIR Act
     CHICAGO, January 30, 2006 - USG Corporation (NYSE:USG) announced today that it has reached an agreement to resolve all present and future asbestos-related personal injury claims, enabling the company and its subsidiaries to take a significant step toward emerging from bankruptcy. The agreement was reached with the Asbestos Personal Injury Claimants Committee and the court-appointed Representative for Future Asbestos Claimants, and is also supported by the committees representing both unsecured creditors and stockholders. USG and its subsidiaries filed Chapter 11 bankruptcy petitions on June 25, 2001 to resolve asbestos claims in a fair and equitable manner and protect the long-term value of the company’s businesses.
     Under the agreement, USG will establish and fund a personal injury trust to pay asbestos personal injury claims. USG’s bank lenders, bondholders and trade suppliers will be paid in full with interest. Stockholders will retain ownership of the company. Financing for the plan is expected to be provided from USG’s cash on hand, a $1.8 billion rights offering to existing stockholders backstopped

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by Berkshire Hathaway Inc., tax refunds and new long term debt. The terms of the agreement will be contained in a plan of reorganization that the Company expects to file in February along with a disclosure statement. After voting on the plan, the plan will require approval by both the Bankruptcy Court and the District Court that oversees the cases.
     “This agreement will achieve the key goals we established when USG and its subsidiaries filed Chapter 11 in 2001,” said William C. Foote, Chairman and CEO. “Upon final court approval, our trade creditors, bank lenders and bondholders will be paid in full, in cash, with interest; USG and its subsidiaries will emerge from Chapter 11 free of all asbestos personal injury claims; significant shareholder equity will be preserved; and we will emerge with a solid balance sheet that will enable us to continue to invest and grow the company. Importantly, after more than four years in Chapter 11, the agreement will also enable compensation to flow to claimants who have suffered an asbestos related illness.”
Key Terms of the Asbestos Agreement
     The agreement requires USG to create and fund a trust established under Section 524(g) of the bankruptcy code for asbestos personal injury claims. Initially, after the plan becomes effective, the trust will be funded with $900 million in cash and a Contingent Note for another $3.05 billion. A portion of the payments due under the Contingent Note will be secured by a right to 51 percent of the voting stock of one of the USG companies, exercisable upon the occurrence of certain contingencies.
     All present and future asbestos personal injury claims against USG and all of its subsidiaries will be channeled to and paid by the new 524(g) trust, including claims against present subsidiaries such as U.S. Gypsum as well as claims in which USG companies may be alleged to have responsibility for products made or sold by former subsidiaries such as A.P. Green.

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     The contingent payments will be paid as follows: $1.9 billion due 30 days after the adjournment of the current session of Congress, and another $1.15 billion due six months after the adjournment of Congress. However, if before the adjournment of the current session, Congress passes legislation establishing a national asbestos personal injury trust fund, such as the FAIR Act (Senate Bill 852, The Fairness in Asbestos Injury Resolution Act of 2005), the Contingent Note will be cancelled and no additional payments will be made, unless that legislation is later found unconstitutional.
     As a result, if Congress passes the FAIR Act as currently drafted, USG’s payments for personal injury claims under the agreement would be limited to $900 million, an amount that USG believes is approximately what the Company would have been required to pay into the national trust fund.
     The terms of the agreement, if approved by the court, provide a clear path for the company and its subsidiaries to emerge from Chapter 11 free of asbestos personal injury liability, regardless of the outcome of national asbestos legislation, thus avoiding a potentially lengthy, contentious and uncertain bankruptcy case. If Congress fails to enact FAIR, the creation and funding of a 524(g) trust triggers significant tax refunds, an important component of the funding of the contingent payments.
Payments to other stakeholders
     Unsecured creditors, including banks, bondholders and trade creditors, will be repaid in full, in cash, including contract interest. The Company estimates that payments due to unsecured creditors will total approximately $1.4 billion. In addition, the Company expects to reinstate approximately $240 million of existing debt.
     Asbestos property damage claims are not included in the agreement. The company intends to hold discussions with certain representatives of asbestos property damage claimants about resolving their claims as part of the bankruptcy. Property damage claimants whose claims remain unresolved will have the right to pursue those claims in the courts after confirmation of the plan of reorganization.

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     Stockholders will retain ownership of USG, subject to the rights offering described below.
     The plan is subject to numerous conditions, including court approvals, so there necessarily can be no assurance that it will be completed or that the terms will not be changed, perhaps materially. Nonetheless, the Company has targeted emergence from Chapter 11 for the third quarter of 2006.
Financing
     The company plans to use four sources to finance the plan: existing cash balances, proceeds from the rights offering, proceeds from new debt financing and tax refunds associated with the funding of the asbestos trust.
•	Cash. The financial and operational performance of the company’s businesses during the time it has operated in Chapter 11 has enabled USG to accumulate almost $1.6 billion in cash and marketable securities. These cash balances will be used in funding the plan.

•	Rights Offering to USG stockholders. USG expects to raise $1.8 billion in new equity funding through a rights offering to the Company’s stockholders. For each share of common stock outstanding on the record date of the rights offering, the stockholder as of that date will receive a right to purchase one new USG common share at a price of $40. If all stockholders exercise their rights, the percentage ownership of each stockholder in USG will remain unchanged by the rights offering. The rights are expected to be freely tradeable during the offering period in which they are outstanding. That period has not yet been fixed, but is expected to be at least 20 days beginning at or about the time of confirmation of the plan of reorganization.
     The rights offering will be supported by a backstop equity agreement from Berkshire Hathaway Inc., a current stockholder of the company. Pursuant to the terms of the backstop agreement, in the event some rights are not exercised during the rights offering, Berkshire has

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agreed to purchase up to $1.8 billion of the shares of stock related to the unexercised rights at the $40 per share price. The Berkshire commitment to purchase shares related to unexercised rights expires on September 30, 2006, subject to extension through mid-November in certain circumstances. Subject to court approval, the Company will pay Berkshire a fee of $100 million for its commitment to backstop the rights offering.
     Berkshire Hathaway has also agreed to a standstill agreement in connection with the backstop agreement. Under the standstill agreement, Berkshire agreed, among other things, that for a period of seven years following completion of the rights offering, except in a limited number of circumstances, it will not acquire USG stock if, after the purchase, Berkshire would own more than 40 percent of USG’s voting securities (or such higher percentage of voting securities that Berkshire owns after making any purchases required under the backstop agreement). The standstill agreement also provides that, with certain exceptions, any new shares of common stock acquired by Berkshire as a result of the backstop or after the rights offering will be voted proportionally with all voting shares.
     The rights offering is not expected to commence prior to the confirmation of the plan of reorganization. The record date for the issuance of the rights has not been established and will be disclosed in a press release expected to be issued in the second quarter of 2006.
•	New debt financing. The company expects to raise about $1.0 billion of debt financing in the second half of 2006 if the additional asbestos trust payments become necessary. Terms of this financing have not been determined.

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•	Tax refunds. USG’s cash contributions to the 524 (g) trust are tax deductible and will generate a cash tax refund based upon a net operating loss (NOL) that will be created. The NOL is permitted by law to be carried back against taxes paid over the past ten years. Based upon the amount of taxes paid by USG over that period, a cash refund of about $1.1 billion (assuming a $3.95 billion contribution to the trust) is expected to be available to help fund the payment obligations under the plan.
FAIR Act
     USG continues to support the Fairness in Asbestos Injury Resolution Act of 2005 (the FAIR Act, S.852) which was approved by the Senate Judiciary Committee in May 2005. The legislation has not yet been voted upon by the full Senate. The company believes that FAIR may come before the full Senate as soon as February, 2006. A description of the provisions of the Bill and its current status in Congress can be obtained at www.asbestossolution.org.
Accounting charge
     The Company incurred a charge in its 2005 earnings related to the obligations associated with the agreement. Details concerning the accounting charge are contained in the company’s earnings press release that is being issued today, concurrently with this press release. A copy of the earnings press release can be obtained at the company’s web site, www.usg.com.
Shareholder Rights Plans
     USG amended its existing shareholder rights plan, or so-called poison pill, to permit the equity rights offering to proceed without triggering the pill and to accelerate the termination of the existing pill to 11 days after the effectiveness of USG’s plan of reorganization.

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     In connection with the settlements announced today and the proposed financing of the plan, USG has adopted a new Reorganization Rights Plan, effective January 30, 2006. Under the new plan, if any person acquires beneficial ownership of 5 percent or more of USG’s voting stock, shareholders other than the 5 percent triggering shareholder will have the right to purchase additional USG common stock at half their market price, thereby diluting the triggering shareholder. USG shareholders who already own over 5 percent or more of USG’s common stock as of January 3, 2006, including Berkshire, will not trigger these rights so long as they do not acquire more than an additional 1 percent of the company’s voting stock while the plan is in effect, other than pursuant to proportional participation in the rights offering. In addition, Berkshire will not trigger these rights so long as it complies with its obligations under the standstill agreement.
     The new rights plan will expire on December 31, 2006 or, if later, 30 days after the effectiveness of the plan of reorganization if the FAIR Act has not passed in the current session of Congress. However, the Company’s Board of Directors has the power to accelerate or extend the expiration date of the rights. In addition, the USG Board of Directors has the right, before or after the rights plans expire, to take such other actions that it determines in the exercise of its fiduciary duties to be necessary in the future, which could include the adoption of a new shareholder rights plan or further amendments of the existing plans.
     The creditors’ and equity committees, which have already expressed their support for the agreement to resolve asbestos-related personal injury claims, have not yet expressed an opinion on the financing and the shareholders rights plans.

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Six Goals for USG restructuring
     USG and its subsidiaries filed for Chapter 11 reorganization in June of 2001 to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions. At the time of the filing, the company established six key goals for the restructuring:
1.	Sustain market leadership and operational excellence

2.	Maintain a strong organization

3.	Pay legitimate creditors in full

4.	Obtain a fair recovery for shareholders

5.	Permanently resolve asbestos personal injury liability

6.	Emerge as quickly as possible without sacrificing other goals
     “The agreement was made possible because of the outstanding performance of our businesses since we entered Chapter 11,” said William C. Foote. “I am grateful to our many employees, who have remained focused on maintaining our operational excellence and providing outstanding customer service. The company has set new performance records and achieved many operational milestones over the last several years, which helped to generate a cash balance of about $1.6 billion, a vitally important element in our ability to finance this plan. We are also very pleased with the confidence that Berkshire Hathaway has shown in USG through their commitment to backstop the Rights Offering.”
     Foote continued, “As we prepare to bring final closure to the decades-old asbestos personal injury litigation issue in the coming months, I am especially pleased that we accomplished what we set out to do when we filed Chapter 11 in 2001. From the very beginning, we promised that we would strive for a

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fair solution – a solution that would enable us to compensate people with asbestos-related illnesses, repay our suppliers, bankers and bondholders in full, and preserve equity value for our shareholders. Having kept those promises, we look forward to a bright and promising future as a leader in the building materials industry.”
Conference call and webcast
     A conference call and webcast are being held today at 10:00 A.M. Central time (11:00 A.M. Eastern) during which USG senior management will discuss the agreement, related matters and the Corporation’s results of operations. The conference call and presentation will be webcast simultaneously on the USG web site in the Investor Information section. The dial-in number for the conference call is 1-800-822-4794. After the live webcast, a replay of the webcast will be available on the USG website. In addition, a telephonic replay of the call will also be available. The replay dial-in number is 1-888-203-1112, and the passcode is 1544332.
     This press release does not constitute an offer of any securities for sale in the rights offering.
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     This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of USG’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 cases, including the ultimate outcome and costs associated with the Corporation’s agreement to resolve asbestos liabilities, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy and employee benefit costs; loss of one or more customers; the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.

USG Corporation Settlement Scenario Comparison
(dollars in millions)

	FAIR enacted	FAIR not	Date
	into law	enacted into law	(approximate)

Sources of Funds
Existing cash on balance sheet*	$1,500	$1,500
Proceeds of Rights Offering	$1,800	$1,800	Before 8/1/06
Proceeds of Debt Financing	N/A	$1,000	2nd half of 2006
Tax Refunds	$300	$1,100	Summer, 2007 (or later if additional payments made)

Total Sources of Funds	$3,600	$5,400

Cash Payment Obligations
Initial cash payment to 524(g) trust	$900	$900	Before 8/1/06
First additional payment to 524(g) trust	$0	$1,900	30 days after adjournment of 109th Congress
Second additional payment to 524(g) trust	$0	$1,150	6 months after adjournment of 109th Congress
Principal and interest due	$1,400	$1,400	Effective date of Plan of Reorganization

Total Payment Obligations	$2,300	$5,350

(*as of 12/31/05, includes cash, cash equivalents and marketable securities)